Exhibit 99.2

INSITUFORM TECHNOLOGIES, INC.
Moderator: Joe Burgess
February 27, 2009
8:30 am CT

Operator:	Good day and welcome everyone to this Insituform Technologies’ fourth quarter and year-end results conference call.

Any financial or statistical information presented during this call, including our non-GAAP measures, the most directly comparable GAAP measures, and reconciliation to GAAP results, will be available on our Web site, insituform.com.

During this conference call, we’ll make forward-looking statements which are inherently subject to risks and uncertainties.  Our results could differ materially from those currently anticipated due to a number of factors described in our SEC filings and throughout this conference call.

We do not assume the duty to update forward-looking statements. Please use caution and do not rely on such statements.

Now, I’ll turn the call over to Insituform’s President and CEO, Joe Burgess.

Joe Burgess:	Good morning and thank you for participating in Insituform’s conference call on our fourth quarter and full year 2008 results.

Joining me on today’s call are David Martin, Vice President and Chief Financial Officer, and David Morris, Senior Vice President, General Counsel, and Chief Administrative Officer.

I plan to spend – we’d like to spend most of the call today addressing your questions, but I will make a few brief remarks on the fourth quarter and full-year performance, the status of the operational improvements that are driving these improvements, our strategic thinking in creating a broad industrial pipeline rehabilitation platform with the acquisitions of Corrpro and The Bayou Companies, and lastly our prospects for 2009.

I’m pleased to report the significant improvement in profitability again this quarter compared to last year.  Income from continuing operations, excluding the impacts of the Per Aarsleff settlement and a reduction in force was 23 cents per diluted share for the quarter.  This is in line with our expectation and 81% better than our operating result for the fourth quarter of 2007 adjusted for the onetime patent infringement legal settlement of $4.5 million recorded in the fourth quarter of 2007.

North American Rehabilitation continued its year-long turnaround with solid margin performance against essentially flat revenues.  We saw our first significant profit from the Asia-Pacific markets due to the start of liner installation in our Delhi projects, and our Tite Liner business closed the year on a strong note, with 46% increase in operating income.

Much of our improved results in the fourth quarter were driven by North American sewer rehabilitation.  Our gross margin percent in North America was at 23 for the fourth quarter, up significantly from a year ago when gross margins were only at 16%.

I’m probably starting to sound a bit like a broken record, but much of this improvement can be attributed to the hard work from our field management and our crews.  Year-over-year reductions in the cost of quality exceeded 15%.  The difference between as bid and as executed margins shrunk by two percentage points.

Manufacturing profitability increased by $1.6 million year-over-year and increased by $5.8 million for the full year.  This full year figure includes a $1.1 million contribution from our MTC Group, which as I mentioned in my third quarter remarks continues to gain share in the dry tube market.

In addition to this, we restructured the North American operation during the quarter, essentially collapsing six regions into four, while also reducing support cost at the Corporate level.  We expect this restructuring to save over $4 million in 2009.

A quick word about backlog in North America.  The raw figures show a 15% reduction quarter to quarter and a 6% reduction from year end 2007.  Digging into these figures reveals that we had a number of projects that we were expecting to close in the fourth quarter, which were delayed into 2009.

And an example of this is our recent award in Clark County, Nevada.  This $13 million contract was originally bid in the fall, but not booked into backlog until recently.  We have experienced and are experiencing similar rebids on large dollar contracts in Sacramento, California and in Hawaii.

In building our prospects for 2009, we entered the year with a comfortable level of backlog to achieve our profitability targets.  While we do continue to see a mostly flat market in the United States, our 12 to 18-month visibility into the market appears to continue to be steady.  As importantly, the margins we see in this backlog continue to improve.

Our European sewer rehabilitation business did not perform well in the quarter, and had a difficult year overall.  Fourth quarter results were negatively impacted by a downturn in the U.K. market due to economic conditions and lower spending driven by the U.K. tariff review cycle.

Bright spots included a record year for our business in the Netherlands and improved performance in our Swiss subsidiary late in the year.

As I mentioned last quarter, the key continues to be focusing on the basics, optimizing manufacturing efficiency and profit, focusing on the cost of quality, execution mistakes, and the overall level of capitalization in the business to drive improved returns.  We upgraded our team in 2008 in Europe, and we expect to see benefits of this stronger management team as we move into 2009.

Our Asia-Pacific operations continue to gain momentum.  We were recently awarded two additional contracts in Delhi valued at $4.5 million during the fourth quarter, while starting the liner work on the major awards announced earlier in the year.  We are pleased with the progress of the work and with the productivity that we are seeing from the Indian operation, which made its first significant contribution to earnings during the quarter.

We continue to enjoy a strong relationship with our joint venture partner, (SPML), and together we have created a robust project management organization that will allow us to execute Chrisply in this market.

At the bid table we continue to see a strong pipeline for additional projects, with a near term prospect for competing for an additional $60 million of work.  We believe that we are on track to achieve an $80 million backlog for India in 2009.

Our water business continues to make strides forward.  While the fourth quarter was not the strongest in terms of operating performance, we performed on a number of difficult projects during the quarter, and we continue to validate and improve our execution capabilities.

We were able to secure another large project in Victoria, British Columbia for $4.4 million, and this project should be another milestone project.  We will pick back up on the Madison Avenue project in a month or so.  Our bidding prospects are also looking very positive, and we expect that we will grow this business significantly in 2009, and it should begin to contribute to operating income by the end of 2009.

Energy and Mining, formerly Tite Liner, grew both revenue and operating profits by around 50% this year.  This business achieved record levels for both revenue and earnings in 2008.  We believe the business is well positioned to deliver a strong 2009 as well.  Project awards remain strong in North America, particularly in Canada.  The business has secured new contracts in the Middle East, and is rapidly expanding its addressable market in that region.  We also expect to grow our business in Mexico as PMEX focuses on several large maintenance projects.

As I mentioned in our last call, the sustained performance of this business and the attractive opportunities in the energy and mining space made this segment one which was being looked at for rapid expansion.  Obviously, with the announced acquisitions of Corrpro and The Bayou Companies, we believe we have found solid companies that strengthen our offering in the industrial sector.

Before I talk about what that business platform looks like, though, I’d like to go back to a concept that I discussed on the third quarter call.  That concept is the notion that Insituform can be and must be a premium return company.  I mentioned that we were driving to a return on investment culture in our operating businesses and that achieving a premium return for our shareholders would become mission number one for our Company.

As we studied our return profile and different paths to meet our goals of being a 15% return company by 2012, it became clear that we needed to dramatically invest in the piece of our business, the only piece, by the way, that had been delivering superior returns and doing so for over 20 years.

When we turned our attention to the industrial segment, we were able to determine that investing in this sector would be the accelerator that we need to reach our return goals.  There are two fundamental reasons that we drew this conclusion.  First, both of these companies and comparable companies delivered superior returns in the past and are positioned to perform even better in the future.  Bayou has delivered an average 18% return over the last 10 years.  Corrpro has delivered an average 12% return over the same timeframe.  We believe that we can improve upon those figures, but the simple fact is that these returns on a stand-alone basis greatly accelerate Insituform’s return profile.

The second reason or rationale has to do with addressable markets.  With these acquisitions we’ve created a $370 million industrial pipeline rehabilitation platform and a $1.4 billion North American market, and in a global market that exceeds $4 billion.  These markets provide the opportunities for organic growth that will allow us to rapidly accelerate our return profile so that we can meet our shareholder expectations.

As to the individual companies, they are both solid businesses coming off record years for both revenues and earnings.  As important, given the current economic conditions, both businesses had record levels of backlog as of September 30, 2008, and they had maintained these levels since then.  They both have superior management teams that will become part of the Insituform team to drive future growth.

Corrpro is the leading provider of cathodic protection and corrosion prevention services in North America.  Headquartered in Houston, they have experienced tremendous growth over the last several years and achieved last 12 months’ revenues of over $185 million.  They have strong engineering project management and execution capabilities and enjoy a leading market share position in North America.

We see an immediate up side for this business by connecting the Corrpro service profile to Insituform’s distribution channels in the municipal market, as well as providing a front-end engineering capability for water pipeline assessment work.  We are very excited on adding this business to our Company and are expecting to close the transaction sometime in March.

The Bayou Companies is a family-owned business based in New Iberia, Louisiana, focusing on protective, flow efficiency, and concrete weight coatings for industrial pipelines.  The last 12 months’ revenues approached $130 million.  The business had been managed for three generations by the Shea family, and it enjoys an outstanding reputation for quality and service within the industry.

The breadth of coating services combined with the deepwater port facilities in the New Iberia area provide competitive advantage that we believe can accelerate the growth of this business in the future.  We closed this transaction early in the week, and are actively focusing on achieving the 2009 targets for this business.

While both of these companies operate in the energy sector, we believe that they will be able to produce strong results across a range of commodity pricing scenarios.  I mentioned that both have record backlog levels, $72 million for Corrpro and $87 million for Bayou.  Both also have significant portions of their business focused on maintenance projects, two-third for Corrpro and one-third for Bayou, but act as a hedge against curtailment in new pipeline projects.

And, lastly, neither of these companies has any significant exposure to the exploration side of the business, where the most dramatic spending and capital cuts are likely to be made.

So we have two very solid companies that together with our Tite Liner® product line give us a complete service offering to the industrial sector.  We expect these acquisitions to be immediately accretive to earnings in 2009 and to greatly increase our ability to produce organic growth in the future.

To conclude, these are very exciting times in Insituform.  2008 has seen a dramatic improvement in our core sewer rehabilitations business and, more importantly, there is more to come in terms of making that business increasingly profitable.

Our water business achieved its top line targets in 2008, and we expect it to double in size again in 2009, as our products continue to improve and become more cost effective, we believe we will be able to accelerate the conversion of clients to trenchless capabilities from traditional dig and replace.  We have done this before, and we believe we can do it again.

Our Asian efforts are starting to produce the results we anticipated, and this will be an exciting growth area for Insituform for the foreseeable future.  And, of course, the acquisitions of Corrpro and Bayou create a dynamic platform in the industrial pipeline sector that positions the Company for accelerated organic growth.

All of this means that we are well on our way to being that premium return Company.  We expect that 2009 will accelerate us along that path.  We expect the business to grow earnings by 25% and then improve upon that with the integration of our industrial platform.  Yes, these are very exciting times in Insituform.

With that, I would now like to turn the call over to your questions. And thank you very much for allowing me the time on the front end.

Operator:
Thank you, Mr. Burgess.  The question-and-answer session will be conducted electronically.  If you would like to ask a question, you may do so by pressing the star key followed by the digit 1 on your touchtone telephone.  If you are using a speakerphone, we do ask that you please make sure your mute function is turned off to allow your signal to reach our equipment.  Once again, ladies and gentlemen, that is star 1 for questions.  We’ll pause just a moment to assemble our roster.

We’ll take our first question from Artie Ursaner at TJ, I’m sorry, TJS Securities.

Arnie Ursaner:
It’s Arnie Ursaner with CJS Securities.  Good morning.  The one question I have relates to your two acquisitions.  I know you don’t intend to give more formal views till later in the year, but a very simple straightforward question, if I can, are you assuming both will be up in revenue and in 2009 versus the 2008 levels, given their backlog?

And you mentioned some margin numbers, they’re a little bit different than some of the things in your public filings, but the broader question would be do you expect 2009 margins in each of these businesses to be higher than the levels in 2008?

Joe Burgess:
Arnie, this is Joe – we basically, and we stated this when we were on the road talking about these investments, we do not expect the top line revenue for these businesses to beat their 2008 record last 12 months’ levels.  Corrpro we expect to see just a modest decline.  Bayou, while they have a record backlog and a pretty robust top pipeline, we took that top line for that business down about 8%.

Arnie Ursaner:	OK. And if revenues are down to that magnitude, given their energy exposure, what sort of margin profile might we look for relative to the 2008 levels?

Joe Burgess:
About the same.  We didn’t really see, when we were doing the due diligence on their pipeline, there was certainly some re-pricing going on on some of the larger pipeline projects, but that fell mainly in the cost of materials related to steel, and so we really, we did not see any margin pinch on the coating side of the equation.

Arnie Ursaner:	OK. Thank you very much.

Joe Burgess:	You’re welcome. Thank you.

Operator:	And we’ll go next to Debra Coy with Janney.

Debra Coy:	Thank you. Good morning, Joe.

Joe Burgess:	Hi, Debra.

Debra Coy:
Following up on the Bayou and Corrpro outlook, you mentioned in your opening remarks about the backlog and the characterization of it, it’s two-thirds maintenance related for Corrpro and a third for Bayou.  Can you just wrap a little bit more color around what’s driving that?  What the customers are spending money on that you think does have less exposure to the downturns and CapEx on new exploration?

Joe Burgess:
Well, I think Bayou is doing a lot of work on the gas distribution pipelines, working on projects that are taking gas from new fields, specifically in northern Louisiana, Arkansas, large project work on the Trans-Canada gas pipeline, a lot of that is being driven of course by the new fields and the cost effectiveness of those new fields, but also demographic shifts as people look to gain more capacity in the U.S. Southwest and in the U.S. Southeast.  So a big part of their pipeline is based on projects like that.

Corrpro does a lot of DOT work on existing pipelines.  They do a lot of cathodic engineering and protection work on kind of within the fence, refinery based work, as well, tank farms, et cetera, so a lot of their work tends to be more based on existing assets and assets that are currently unprotected but already built.

Debra Coy:
OK.  That’s helpful.  And then in terms of the drinking water market, how much is cathodic protection used in drinking water lines?  Now, I presume applicable to lined or steele pipes, is that widely used, is that something that you’d be introducing?  How do you see that kind of playing out in terms of an opportunity?

Joe Burgess:
Well, we like – we certainly like the opportunity to have some engineering capability on the front end.  Most of our business, as you know is kind of reactive to spending plans and pure strategies that are defined by somebody else.  So we believe that Corrpro will give us some front end capability on the water side.

The municipal market for cathodic, though, is much broader than just water pipelines.  I mean municipal, most municipal entities will have their own water storage tanks that need to be protected.  They’ll have obviously the water pipelines, they’ll have fuel tanks, they’ll have the steel and rebar that are in bridges and overpasses.  It’s a wide variety of that.

When we’ve studied that market and this is one of the exciting things we think about the acquisition, is Corrpro, the municipal cathodic market in the U.S. looks to us to be about a $400 million market.  Corrpro, while being the largest provider of cathodic protection in the U.S. at $185 million, really only does about $7 million or $8 million on the municipal side.  Most of that with their host town of Houston, Texas.

So if we are able to achieve anywhere near their share on the industrial side that they have on the municipal side, there would be obviously significant revenue growth potential for the business.

Debra Coy:	Understood. So would you, if it’s a $400 million market that applies to industrial, how big of a market is it if you include municipal?

Joe Burgess:	No, $400 million is the municipal market.

Debra Coy:	Does include, OK, so they have a roughly 50% share without doing hardly anything in municipal?

Joe Burgess:	That’s right.

Debra Coy:	A little less than – OK, understood.

Joe Burgess:	And obviously we feel pretty comfortable with our own distribution and marketing channels to the municipal sector.

Debra Coy:
OK.  My – a couple of other quick questions.  One is related to the North American margin, and as you noted strong gross margin in the fourth quarter, although the operating margin was down from the last couple of quarters, I assume that some of that is partly related to the onetime restructuring charges.

So can you talk about what the, and probably some seasonality, too – but can you give us some sense of whether we think that 7.5% range on the operating margin that you got to in third quarter is kind of what we’re looking at for ’09, or how are you thinking about that?

Joe Burgess:
I think we’ll do a little better than that in ’09.  We, as I said we are – we think there’s more to come there.  We’re really only three or four months into restructuring NAR.  We certainly think we’ve strengthened the commercial management over, that runs our regions.  We’ve brought in some individuals that at the Corporate level that I think are going to accelerate the upgrade and improvement of our project management capability, which is going to drive further improvements and further shrinkage in the gap between how we bid projects and how we execute them.

I’ve been around project management organizations for a long time now, and this is really the first company I’ve been in that judges its success by how small the negative is of as bid to as executed, versus judging themselves by how much they can improve on the as bid.  And we are working very hard to transition to a project management organization that focuses on how much we can improve over what we bid versus how much we can preserve against execution errors, and if you could do the math on that there’s some pretty significant up side as we continue to improve there.

So we think we’ll do a little better.  We’ve also talked in the past, I didn’t mention it, but we’re continuing to focus our marketing people on trying to transition accounts to term contracts and a higher level of negotiated work.  That gives us a better opportunity to preserve margin.  And then, frankly, we’re not bidding everything we see because we can’t make money on everything we see.

So I think when you put those things together we feel like we’ll be able to continue to improve that margin performance.

Debra Coy:
Good.  Thanks.  One last question on India, obviously you’ve had good backlog growth there.  You said you still see bidding activity in the pipeline.  Does the pending Indian elections concern you any in terms of slow-down or disruption in that market for this year?

Joe Burgess:
Yes, sure.  For as much concern as you have in our core traditional markets in North America and in Europe, the funding for our types of rehabilitation programs are more out of current period operating expenses in some of these developing markets than they are here in the U.S.  So there’s concern that those, that there might be some volatility there.

Having said that, we feel pretty good about – I talked about some good visibility on $60 million worth of work in Delhi and Mumbai, and (Hydrobad) really taking us into the early first quarter.  That gets us past the elections.  It’s our thinking that while some of the more aggressive spend numbers that have been thrown about in India which were $7.5 billion in 10 years, for waste water, possibly some of that gets a haircut.  You also have mitigating against that the use of those types of spendings as an overall stimulus for their – within their economy.

So we’re still pretty bullish on being able to grow that business, and we’re very excited about the out of the chute operating performance and productivity performance.  We probably, you know if you look at ratios and matrices, we probably overspent on getting staffed up for project management but we think that’s bearing fruit because out of the chute we’re doing very well there.

Debra Coy:	Thanks. Appreciate it.

Joe Burgess:	Sure.

Operator:	And we’ll go next to John Quealy, Canaccord Adams.

Chip Moore:
Yes, good morning.  This is actually Chip Moore for John.  You’re obviously moving pretty significantly into the resources business.  Maybe you can just talk about the process, how long you’ve been looking at these opportunities, and kind of why now is the right time?

Joe Burgess:
Well, we started, we spent most of the summer (looking) on these.  Again, as I said in my remarks, this is – these are a – well, certainly these are strategic decisions.  They’re very much rooted in our desire to be a premium return Company.

And when we looked at the portfolio offerings that we had, we have a sewer business, sewer rehab business that operates in mature markets, and can certainly become more, is becoming more profitable and can be more profitable even still, but it’s a regulated market where really external forces drive demand for those services.  So while we felt like we could do a lot better there, we also felt somewhat limited in our ability to generate organic growth opportunities within that market.

We obviously like our water business.  We’ve spent a tremendous amount of time and effort expanding on our products, but it’s a small business that is going through what we think will be a pretty long conversion cycle.  And while that will allow us to be successful in doubling our revenues for the foreseeable future, we – that’s still left us with the need to find other avenues to accelerate our growth.

We’ve been – we have been in the corrosion protection business in the industrial sector for 20 years with a business that has generated certainly easily the highest margins within our portfolio of businesses, and because of the relatively low CapEx very, very high returns.

And when we started studying spaces, the space adjacent to our linings product, which kind of took us to cathodics and took us to coatings, we found that while those returns were not Tite Liner-esque, if you will, because of the premium nature of that product, they were nonetheless very robust, and at a significant premium to the traditional returns that Insituform had seen in its core sewer rehabilitation business.

So we felt like with the strength of our balance sheet position, that we husbanded pretty well and enjoyed in 2008, and we were enjoying a pretty strong position with our stock later in the year, and we saw the ability to get a couple of quality companies that we think if you look over a four or a five-year period of time, look at comparables, these are 10 and 11 times companies and we were able to negotiate to acquire them at really five times multiples.  And so we felt like that would be, that when you combine it with the opportunity to gain a dramatic increase in our addressable market size, that would put us in a position to both improve our return immediately, create accretive earnings for our current shareholders, but also put us in a situation to really drive organic growth for ourself, which could be the real accelerator to getting us to the return profile that we want to be, be at.

Chip Moore:
OK.  I guess if we look – they looked kind of like fairly different businesses from your core business.  Is this a case where they should pretty much kind of run themselves, or do you think you’ll have to add some capabilities to manage them appropriately?

Joe Burgess:
Well, to the first question, I guess I would say not really.  I mean we are a pipeline rehabilitation company, and that’s a lot of what these companies do.  Bayou works pretty much strictly with pipelines.  Corrpro extends kind of corrosion and prevention and cathodic protection from pipeline work to tanks, and really any metal structure that needs prevention, corrosion prevention.

So we don’t see these businesses as different other than they sell primarily to industrial accounts, rather than our sewer and water business, which sell primarily to municipal accounts.  And while I didn’t make this remark in my opening remarks, we think that that diversification is – will provide solid benefits for the business going forward.

To your second point about how to run them, clearly one of the things that we loved about both these companies is that they are going concerns in their own right.  So you can see the track record.  You can see the results.  These were not acquisitions that to get to a reasonable valuation or to get to the return hurdles where we needed to take out tremendous levels of cost or tack on revenue side synergies, et cetera.

Now, I mentioned some synergies that we think are very real, certainly taking Corrpro’s service profile to our municipal markets is very real, but we did not bank on that to drive the valuation or our analysis of whether either of these transactions will be accretive to our shareholders.  So we basically think there can be tremendous up side in these transactions.

Chip Moore:
Sure.  Maybe if I could move over to these businesses and the contracts?  So you talked about the backlog and the maintenance portion.  Maybe you could just talk about how these contracts are structured for these businesses, and customers opt out, the penalties involved, cost escalations, et cetera?

Joe Burgess:
Sure.  Different for both companies.  Corrpro has a much smaller, average transaction size.  They run an awful lot of purchase orders, short-term term contracts.  They provide – it’s a people business, they provide services.  While they are vertically integrated, like we are in terms of actual manufacturing and fabricating product protection systems, and then they have a sizable business and replacement parts and in service profile.  So they really work much more heavily on the maintenance side with whatever the local plant manager, maintenance manager, or engineering group is for the respective client.

Bayou tends to work on larger projects because they’re working on both maintenance of existing pipelines, which are larger and more significant capital assets, as well as new pipeline projects.

When we studied, so when we studied the Bayou pipeline, we really kind of drilled past whether or not they just had a contract.  I mean when I listed an $87 million backlog, they would actually have contracts for well more than that.  We tried to drill past to determine what, where was the pipe actually, because the – once you make the pipe and get it on a truck or get it shipped that greatly enhances the likelihood that you’re going to protect the pipe with a coating application and actually install the pipe.

So when we say they had $87 million of backlog, it was contracts, and then contracts where the pipe was made and shipped.  So that gave us a higher level of comfort that those projects were actually going to come to fruition.

You asked the detailed question about cancellability, and I’m not sure that’s a word but we’ll go with it, of contracts.  I think that, I mean a lot of these – you can obviously cancel these projects and they have termination fees or but I don’t think that the termination fees in our judgment are enough to have somebody proceed with a pipeline project that is no longer economic.  That’s why we really focused on if they had made the pipe, because then you pretty much want to protect it or risk kind of losing that investment.

So the $87 million we felt like put their coatings facilities at a pretty high level of utilization into the spring of next year with a reasonable level, certainly by Bayou historical standards, of unidentified work that they needed to meet their revenue targets.

Having said all that, I’ll go back to what I said earlier, given the economic situation and some of the commodity pricing issues, when we valued these deals, we did take down their first year revenue by 8%.

Chip Moore:
I guess if I could switch gears?  One of the things we didn’t talk about was stimulus spending.  It’s our understanding that water should get some of that relatively quickly.  Maybe talk about your expectations there and anything you’re hearing from your customers?

Joe Burgess:
Well, in terms of expectations embedded in any of the financial performance discussion, we have none.  And let me color that for a little bit.  I think Insituform has long been a Company that kind of structures itself waiting for the dam to bust on infrastructure spending and maybe did not structure itself to remain profitable on a wider variety of market conditions.  So we have not taken advantage or credit or for any potential impact for the stimulus in any of my comments related to 2009.

Having said that, in both waste water and water, it appears – my reading of the bill appears that we will, we enjoy a large share in that market.  Based on the improvements that we’ve seen in the last 12 months and that we anticipate in the next 12 months, we find ourselves in an enhanced competitive position we believe.  And so to the extent that the stimulus package encourages communities either because they get projects funded or they get interest rate subsidies through revolving funds, we feel like we are positioned to capture at least our share of that market and probably more.  But we will have a cautious view on that certainly in terms of altering our organizational structure to react to any of that.

Chip Moore:	And I guess a last one for me …

Joe Burgess:
You asked about clients.  I do think, I mean I do think we are seeing some kind of up tick in planning on the client side.  As we talked to our regional folks, I mean we have seen some kind of oscillation of our clients between, well, we’re going to defer a few projects to now we’re not.  I mean we’ve seen a few of our clients in the southeast that weren’t so bullish on ’09 spending that have now gotten back into the game in terms of getting ready to put things on the bid table.

We’ve seen some increases to the value of some of our term contracts, which are kind of annual spend things, so that’s obviously an anticipation that there might be some cheaper money out there for communities to participate in.  So we do see, we are starting to see some positive signs, but at this stage it’s certainly not a dam break that would kind of cause you to put a SWAT team on it.

Chip Moore:	OK, yes, that’s fair. And I guess just lastly on your outlook for ’09 maybe you can just walk through some of the parameters that you look at your different markets?

Joe Burgess:
We think we see a pretty flat market in North America at the top line, but improving bottom line performance that will contribute to overall improvement.  We see Europe is flat but with improved profitability, just mainly because, as you guys know and we’ve discussed, we had kind of a withering list early in the year of problem projects in Poland and costs to reshape the management team that were pretty expensive.  We don’t expect a repeat of those, so we expect to capture those profits, as well as improve overall.

We see a doubling on our important but modest water business, and kind of a first time contribution to operating income.  Very nice growth in the Asia-Pacific markets, which will translate to increased operating income growth out of that market.  And then obviously we anticipate 10 months of Bayou and 9 months of Corrpro, and we’ll be obviously working in the next 30 to 45 days to sort out what exactly that looks like for 2009.  But, as we said when we were out on the road raising the money, we expect those acquisitions to be immediately accretive to our shareholders in 2009.  Obviously, dramatically increasing the, both the top line of our business and the overall EBITDA.

Chip Moore:
With respect to Bayou and Corrpro, and I guess energy and mining business overall, maybe what’s your take on the commodity cycle?  How do you look at that when you look at the 8% decline for Bayou and the modest decline for Corrpro that you expect?

Joe Burgess:
Well, I guess I would characterize this the same, we don’t think Corrpro is particularly sensitive to that commodity pricing because of the maintenance nature, predominantly maintenance nature of their business.  We also think we have a hedge against that, as I said earlier, because they do almost no business on the municipal side.  And that’s, while these are going concerns, and I think you’ll see us take very much a less is more approach to integration, because we don’t want to be integrating and lose ownership of the near term result, which is something that we’re very focused on here.  We do think that business is both less sensitive and has some up sides to perform.

Bayou, probably a little more sensitive to commodity pricing in terms of when new piping projects get released.  Somewhat mitigated that they’ve made a big push in the gas distribution lines, which can be driven as much by demographics as they can gas pricing.  But overall that’s why we really extended and kind of ratcheted up the level of due diligence that we did on their backlog to include, to make sure that we weren’t just dealing with paper projects that weren’t far enough along where they were easily cancellable.  And that’s really the level of – that we got to, that’s really the standard we used to create that $87 million.

In terms of, I’m not, I don’t know how much we could glean from getting my views on what commodity pricing is going to go to.  I will say that when we studied the data that if you look over the history of the situation, $40 oil and $5 to $6 per cubic foot gas was not a price level that stifled capital spending in those sectors.  I think some of the dislocation that we’ve seen is because six, eight months ago it was at $130, and now it’s down to $40.  We’ve looked at a lot of projections that suggest by 2011 it’ll be at $65 to $70, conservatively, which is a lot of the breakeven point for some of the more exotic extractions that you see with the tar sands in Canada and others.

But what we really tried to do was to take these businesses out and look really at what their backlog could produce, how resilient had they been historically.  I think the best answer I can give you is the 10-year (per term) profile that I talked about earlier you know have these businesses grown their top line and bottom line every year?  No, but those are good solid returns, certainly superior to our core municipal business, not as good as Tite Liner, but what is?

So at the end of the day we became very comfortable that these were solid businesses that were well positioned to perform in the down side of that commodity cycle and then, of course, structured and with good management teams to create really exciting growth opportunities when economic conditions are better.  And, as I said earlier, we feel like we got them at excellent values.

Chip Moore:	All right. Thank you very much.

Joe Burgess:	You’re welcome.

Operator:	And as a reminder, ladies and gentlemen, that is star 1 for questions and if you find that your question has already been answered, you may remove yourself from the queue by pressing the pound key.

We’ll go next to Steve Denault, Northland Securities.

Joe Burgess:	Well, you don’t have to remove yourself, if you just want to come on and see how we’re doing.

Steve Denault:	Good morning, everybody.

Joe Burgess:	Good morning.

Steve Denault:
I wanted to drill down on the Asia-Pacific a little bit more.  It sounds like there’s a potential for backlog to improve nicely.  Is there in your mind you know any limiting factor there from a quarterly revenue run rate?

Joe Burgess:
Well, as we talked earlier, we would have more of a concern of general economic impact driving how much the federal government in India and some of the other Asian countries that we are participating in in terms of how that – how much money flows to these projects, I mean because there’s a higher proportion of the spend over there that kind of comes out of what I’ll just call current period operating expenses versus the United States, which tends to be these multiyear consent decrees that are then backed by multiyear municipal bonding, et cetera.

So we expect to see a little bit of increased volatility, but having said that, the – I mean they’re going through elections.  We’ve not seen the government in any formal way back off their stated desire and commitment to spend multiple billions of dollars.  They announced $7.5 billion.  Our view is that we have a very well structured and capable joint venture there if in the near term that number ratchets down to $4 million, or $5 million, $5.5 million, we still want to be there with the infrastructure in place to capture our share of that market.  And we feel like, so we feel like it’s appropriate to continue to do that work.

Near term bid activity, as I suggested between now and kind of early spring we see at least $60 million that we feel we’ve been on the front end working with clients to structure those projects and then we’re hopeful that after the election there’ll be a reaffirmation of the spending commitment and flow of funds from the federal side that will even boost our bid table opportunity.

Steve Denault:	OK. Is there anything limiting on the installation or equipment side in Asia-Pacific? And are the, you know, these operating margins sustainable?

Joe Burgess:
Limiting on the equipment side, I would say we endured some startup issues this year related to getting the large diameter tube that we need for these initial shots in country.  I think that’s fair, David.  The – we feel like those things are, we feel like those issues have been resolved.  We have been working with resin suppliers to get also some increased in country capability, so that we and other, frankly, other competitors can avoid some of the transportation issues.

So I mean it’s a new market for what we do, so there’s some of those up front things that have to be managed, but in the near term frankly I think as we improve on those things we’ll actually become more cost efficient, we’ll become more cost efficient in the near term on those things.

The market will have to get larger before we get involved in any longer term decisions.  I mean we built the wet out facility there, but the market will have to get larger before we undertake any decisions about closer manufacturing capability, and that would have to be studied closely because, of course, we have pretty significant capacity in both our Batesville and linings facilities in the U.K., and we want to take advantage of that capacity to the best level that we can.

David Martin:
Hey, Steve.  This is David Martin.  I just wanted to just to add to that is that you’re actually looking at an ’08 operating margin of about 16%, which is very reflective of the fact that it’s been a small business, and a lot of the profitability has come from equipment sales and royalties and things of that nature you know as we ramp-up our business in India you won’t see traditional margins as high as that, but we still see them north of those of our existing businesses, particularly North America.  So you might not see 16% but you’ll certainly see something very healthy there.

Steve Denault:	What do you think the revenue in that business in that segment can be in ’09?

Joe Burgess:
Well, yes, we’re not really about a revenue guidance.  We think we’ll see very strong growth.  It’s a new market for us so the more typical relationships that you have between translating your backlog to revenue, those things are I guess still being understood, but so, but clearly we’re striving to get to, as I said, an $80 million backlog.

We expect obviously very strong revenue growth because we’re going to get a full year of implementation and execution on the two large projects that we’ve awarded.  But our aspirations over the next 2 or 3 years are certainly to drive that into $100 million, $125 million plus business.

Steve Denault:
OK, that’s fair.  And if I can just ask one final question?  The sequential decline in your overall backlog I think is weighing a little bit on the stock today, and you made reference to some of the – some awards being pushed off in early ’09.  I mean can you help people maybe get comfortable with where backlog is today versus where it was on December 31?

Joe Burgess:	You mean for ’07?

Steve Denault:
Well, you’re you know you’re $249 million in backlog, was down sequentially $43 million, $44 million, and I think that’s what’s weighing your stock today, but you made reference to some projects being awarded early in ’09, but it’s sort of directional and qualitative comment?

Joe Burgess:
I think you’d have to, you know the problem with – I kind of look at the year-over-year figures where our – if you take NAR, it was down $10 million, and unfortunately you cut these things off, and we’re pretty disciplined about what we put in backlog.  It’s a hard backlog number, not – there’s no pipeline in it.  So we were just addressing the fact that we felt like we went into the year in roughly the same position of hard backlog in 2009, for 2009 as we went in in 2008, and in fact in our, in NAR, there were some projects that were bid and we had been selected, if you will, but for a variety of reasons did not get into a hard contract until the first quarter.  So if you put Clark County in and we had been able to achieve, get some of the Hawaii work to contract as we had anticipated in the fourth quarter, those would have essentially wiped out this December 31 cutoff backlog reduction.

And so we don’t really see our backlog position as any different as we were, as we ended 2007 with the exception that the margins that are in that backlog are more robust.  The same thing with really Tite Liner®’s backlog, which is also down, but mainly related to the fact that we worked off some of the larger projects in Chile, have been awarded some significant projects within our Mexico joint venture that replaces those, but those we do not anticipate getting to contract really here until the end of February and March, and that just makes the backlog somewhat lumpy.  But again we view it as essentially the same position as we entered this year, although we have what we think are more exciting growth prospects certainly in the Asia-Pacific market to increase our backlog.

Steve Denault:	OK, that’s fair. Thank you.

Joe Burgess:	You’re welcome.

Operator:	And we’ll go next to Glenn Wortman, Sidoti & Company.

Glenn Wortman:	Yes, good morning, guys.

Joe Burgess:	Good morning.

David Martin:	Good morning.

Glenn Wortman:	Yes, just aside from the stimulus bill, can you just please highlight any impacts the new Administration may have on your business, perhaps a more forceful EPA or any other affects?

Joe Burgess:
Well, our core rehab business is driven by regulation, so to the extent that the EPA was more aggressive with current client communities or potential client communities, as I said earlier, related to the stimulus bill I think that once that trickled through to shovel ready projects that would be helpful.  But it’s, just because of the timing and your inability to predict how a more forceful EPA and how long that takes to actually manifest itself with more rigorous enforcement, it’s not something that you can, it’s not something that I think it would be prudent for the Company to plan for.

Glenn Wortman:	Thank you. And then one other question, do you guys have an update on what your cash position and debt position will look like following these two acquisitions?

Joe Burgess:	Sure. David?

David Martin:	Yes, Glenn, it’s David Martin.

Glenn Wortman:	Hi, David.

David Martin:
Debt position is going to be approximately $115 million with the addition of the term loan that we’ll be taking out as a result of the acquisition of Corrpro.  Cash position will be down somewhat from the $99 million that you see there.  We’re going to use approximately $30 million associated with the acquisition there, so that’s $60 million.

Glenn Wortman:	OK. Thank you very much.

Operator:	Our next question comes from Jeff Beach, Stifel Nicolaus.

Jeff Beach:	Good morning, Joe.

Joe Burgess:	Good morning.

Jeff Beach:
The large project wins in North America and the U.S. and Canada recently, I remember back it seems like in ’03, ’04, ’05 time period that some cities were looking at trying to break-up projects into smaller pieces to get more competition, and all of a sudden you’re seeing a flood of these multiple million dollar projects.  Is this a kind of a change in strategy, and if it is what’s behind this?

Joe Burgess:
Well, from our standpoint we certainly encourage communities to do that, one, because we think we can offer them better pricing if to the extent that they bundle work and allow us to execute on $4 million or $5 million versus a sequential series of $400,000 shots that require separate bidding and they also require separate mobilization, separate demobilization, become very inefficient on your upfront inspection, your cleaning work.  So I don’t think that that’s, while there’s maybe a gut sense by some that that fosters increased competition, it does bring significant additional cost that are in the main passed through to the community.  So we think we can certainly add, get better pricing when the contracts are larger.  So we certainly drive towards that.

We have seen a tendency of communities to do that.  Whether we are – I would – I’d stop short of taking credit that we’re kind of driving that trend with our marketing efforts, but we certainly are seeing that.  A number of communities feel like they’re gaining efficiencies by – and I think better control over quality, because the other down side of doing 20 bids is that you end up with, you might end up with seven or eight vendors of a variety, with a variety of quality and service capabilities in your system.  So I think communities also feel like they can get better overall control of the quality side of the equation by bundling some of those transactions.

And there are more on the horizon here early that we’re expecting to be at the bid table here in late first quarter or early second.

Jeff Beach:	When you move up into the $5 million up to the $13 million range, how many legitimate competitors do you have that can take on a project of that scope?

Joe Burgess:	Well, it’s certainly, it certainly narrows the field. I wouldn’t feel qualified to opine on the legitimacy of any of our competitors.

Jeff Beach:	Well, how many competitive bids might you have when you get into something that size?

Joe Burgess:	Yes, you …

Jeff Beach:	Of range?

Joe Burgess:
You go from maybe having seven or eight people that can effectively qualify to that work to you’re certainly probably down to two or three.  And then, of course, that is – that can be maybe plus one, plus two based on what they actually want you to do.

But the real, the real issue is that it becomes much more difficult and I think communities are then focused more on some of the things that play to our strengths, frankly.  Like our – if you go to a $15 million or a $20 million deal, you’re more interested in the quality of the performance guarantees, the quality of the company’s financials to backstop the warranties, their ability to bond and to maintain those surety arrangements for multiple periods of time.

So it’s – I mean, look, it certainly works to our advantage.  We work with our key accounts to try to offer them much more effective pricing and show them the benefits of this type of bundling, and I think it certainly helps us against, it certainly helps us relative to some of the competition, that lack some of those capabilities.

Jeff Beach:
OK.  And the last question, I know over the last several conference calls you’ve focused a lot on efficiency, and it’s a driver right now.  I can’t remember specifically on the sewer rehab side something new and different on the technology side, can you know it was some of the carbon fiber linings awhile ago, and there was some other things.  Are there any new technologies, anything that you can talk about that you’ve been developing?

Joe Burgess:
I think we’ve already talked about it.  I think the main comment that’s driving efficiency is pushing through our field organization the actual utilization of some of these technologies.  I mean we developed infusion, for example, which is a product that we pull through the line rather than our traditional inversion techniques.  And it’s both more efficient at the wet out and a faster install, which allows us to get more productivity out of the crews.

And I know early in the year we, frankly, did not have the percent utilization of that new technology in the field, that we think conditions that we were working in suggested, and we’ve worked very, very hard to push that from I want to say a high teens percentage of our small diameter work to ending the year somewhere closer to 30% of utilization of infusion, which saves money for the Company.

Jeff Beach:	All right. Thank you.

Joe Burgess:	You’re welcome.

Operator:	And we’ll go next to Chris Blackman, Empirical Capital.

Chris Blackman:	Yes, thank you. I appreciate it. Hi, Joe. Hi, David.

Going back to the stimulus plan, I know as you mentioned you really hadn’t put anything into your projections there, but could you break-up where some of that money, where you expect some of that money to go?  I know I think he’s looking at possibly $6 billion towards sewer, $2 billion towards drinking, and then I know there’s some funds for military bases, some of that will go to water, and then some rural water and waste disposal goes to the Farm Bureau.  Do you have a – can you give us some clarification on where you see dollars being spent from that plan?

Joe Burgess:
Well, the $6 billion in sewer would work largely like this, so that money will get doled out largely to state clean water revolving funds, and it’ll in the main act as then kind of interest rate subsidies for communities that apply to those funds for financing, and there’s obviously requirements that their projects be shovel ready and this type of thing.

So once that money gets distributed or allocated to the state level, we’re hopeful that you’ll see communities take advantage of the opportunity to essentially get, I mean at today’s rates any type of interest rate subsidy essentially makes it free money, not quite a grant but no cost, no long-term cost to the money.  So communities will come up, they’ll apply for that financing, and hopefully it will spur some increased project activity.  And then we would be there with our position, both in terms of market share and cost effectiveness, to capture that work.

I think the other good thing is something we were talking about earlier, which is those projects are likely to fund just what I’ll call bundled or larger remediation efforts in communities, because you’re not going to apply for that type of financing to go do a $400,000 shot from manhole A to manhole B.  You’ll be more likely to be up in the $15 million, $20 million, $30 million range, which we think makes us even more competitive because of our cost advantages and our project management capability.

Chris Blackman:
Right.  And I mean this is going to be stuff that will be turned on pretty quickly, I mean when – once they make that decision I would assume.  And it seems like Insituform should benefit this proportionately in that.  So that’s, none of that’s in your guidance, and short of giving guidance what kind of – can you give some expectation of what you may be able to achieve from that?

Joe Burgess:
No, whatever – I mean we enjoy a 35%, 40% market share and improving margins.  So whatever additional monies go to the sewer pipeline rehabilitation market, we would expect to benefit to a greater degree than that with that flow of funds.  But at this stage, it’s just too difficult to predict how long it takes for them to make a final decision.  How long it takes them to get the money to the state level.

Once it’s at the state level there’s obviously an administrative burden to judge which projects should get the funding and so we’re hopeful that like everybody else, by the way, just for – we’re hopeful that it has the positive impact on our economy, that the Washington leadership believes it will have, but we’re also hopeful that it’ll float additional project opportunities for us, as well.  And we’ll be there to capture them, we’re just – we just don’t want to be a Company anymore that’s waiting around for that.

Chris Blackman:	I appreciate that.

Joe Burgess:	I said that earlier.

Chris Blackman:
Yes, yes, but obviously as shareholders and watching the value of the equity take the deterioration it’s taken in the last month or so, it’s – it at least gives us some indication of what kind of up side there possibly could be.

What about on the disposal, let’s see, the rural water and waste disposal that goes through the Farm Bureau? Is that any different?

Joe Burgess:	We’re not really in that market, so I don’t really have any information or believe that that’s much of a driver for what we do.

Chris Blackman:
OK.  Commodity cost, would you spend a little bit more time maybe touching on commodity cost, resin cost and are you, with commodity cost coming down somewhat are you seeing any pricing pressure from your customers, at all?

Joe Burgess:
Both, of course, resin and fuel costs are down pretty dramatically, certainly since from third quarter and most of the back, most of 2008, particularly third and early fourth quarter.  We’re seeing that benefit and certainly in our cost structure and working to capture it.  I can’t point to really at this stage any trending that any of the competition is just straightforward passing that through to the communities.  I’m sure there’ll be some of that just because it’s pretty dramatic, a pretty dramatic cost shift, and so there’ll be a natural tendency to I think for some of our competitors and even us on a case by case basis in some of our regions to think that capturing all of that shift might be a little greedy, but …

Chris Blackman:	But you aren’t seeing customers put pressure on you at this point anyway, as far as pricing?

Joe Burgess:
Well, they tend to put pressure on us just through the competition.  I don’t – we’re not – I don’t think we’ve seen any situation where like on our term contracts, where we’ve given unit pricing, where we’re being asked to renegotiate those.

Chris Blackman:	OK. This time last year your Company was suggesting that iBlue®, you all felt iBlue® could be $150 million business in the next three to five years. Is that still consistent?

Joe Burgess:	Still do, yes.

Chris Blackman:	OK.

Joe Burgess:	We do.

Chris Blackman:	Doubling every year, I guess that does get us there, yes. OK. Thank you very much.

Joe Burgess:	You’re welcome.

Operator:	And once again, that is star 1 for questions. And Mr. Burgess, with no other questions standing by at this time, I’d like to turn the conference back over to you for any additional or closing remarks.

Joe Burgess:
Thank you.  I’ll just say to those on the call, thank you again for joining us.  Again, these are very exciting times in Insituform.  We feel like the Company is on as solid a footing as it’s ever been, and well positioned to optimize its capability really across all its market segments.  And we’re certainly excited about that and energized by it, and are anxious to get on, and are already actively working on delivering our – we’re very happy and pleased with the 2008 results, and we’re even more excited about what we’re going to be able to do in 2009.  So thank you very much.

Operator:	And that does conclude today’s conference call. We do thank you for your participation.

END